UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

OnTrack Innovation Ltd.
(Name of Issuer)

Ordinary Shares, par value NIS 0.10 per share
(Title of Class of Securities)

M8791A109
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☑	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Partners Securities LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 751,986*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 751,986*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,986*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.99%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON OO

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Partners Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 751,986*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 751,986*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,986*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.99%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON PN

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Partners GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 751,986*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 751,986*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,986*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.99%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON OO

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Principal Investment Holdings IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 751,986*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 751,986*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,986*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.99%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON OO

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Partners Offshore Securities LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 264,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 264,939*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,939*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.05%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON OO

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Partners Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 264,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 264,939*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,939*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.05%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON PN

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Partners Offshore Master GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 264,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 264,939*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,939*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.05%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON OO

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Partners Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,016,925*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,016,925*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,016,925*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.05%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON IA

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Investment Holdings II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,016,925*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,016,925*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,016,925*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.05%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON OO

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Operating Entity I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,016,925*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,016,925*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,016,925*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.05%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON PN

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON FIG Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,016,925*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,016,925*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,016,925*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.05%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON CO

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

CUSIP No.: M8791A109
1		NAME OF REPORTING PERSON Fortress Investment Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,016,925*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,016,925*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,016,925*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.05%* (based on approximately 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011)

12		TYPE OF REPORTING PERSON OO

*           See Exhibit 1 hereto for a full description of the relevant subsidiaries which hold Ordinary Shares directly and indirectly.

Item 1.

(a)	Name of Issuer:

The name of the issuer is OnTrack Innovations Ltd. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at Z.H.R Industrial Zone, P.O. Box 32, Rosh Pina 12000, Israel.

Item 2.

(a)	Name of Person Filing:

This statement is filed by:

	(i)	Fortress Partners Securities LLC, a Delaware limited liability company;

	(ii)	Fortress Partners Fund LP, a Delaware limited partnership;

	(iii)	Fortress Partners GP LLC, a Delaware limited liability company;

	(iv)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company;

	(v)	Fortress Partners Offshore Securities LLC, a Delaware limited liability company;

	(vi)	Fortress Partners Master Fund L.P., a Cayman Islands exempted limited partnership;

	(vii)	Fortress Partners Offshore Master GP LLC, a Delaware limited liability company;

	(viii)	Fortress Partners Advisors LLC, a Delaware limited liability company;

	(ix)	Fortress Investment Holdings II LLC, a Delaware limited liability company;

	(x)	Fortress Operating Entity I LP, a Delaware limited partnership;

	(xi)	FIG Corp., a Delaware corporation; and

	(xii)	Fortress Investment Group LLC, a Delaware limited liability company.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

	(b)	Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

	(c)	Citizenship:

Each of Fortress Partners Securities LLC, Fortress Partners GP LLC, Fortress Partners Offshore Securities LLC, Fortress Partners Offshore Master GP LLC, Fortress Partners Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Fortress Partners Fund LP and Fortress Operating Entity I LP is a limited partnership organized under the laws of the State of Delaware.  Fortress Partners Master Fund L.P. is an exempted limited partnership organized under the laws of the Cayman Islands.  FIG Corp. is a corporation organized under the laws of the State of Delaware.

	(d)	Title of Class of Securities:

Ordinary Shares, par value NIS 0.10 per share (the “Ordinary Shares”)

	(e)	CUSIP Number:

M8791A109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

As of December 31, 2010, Fortress Partners Securities LLC is the beneficial owner of 751,986 Ordinary Shares.  As of February 4, 2010, Fortress Partners Offshore Securities LLC is the beneficial owner of 264,939 Ordinary Shares.

The percentages used in this Item 4 are calculated based on 25,123,556 Ordinary Shares outstanding as of February 1, 2011, as reported in the Issuer’s Form 424(b)(5) filed with the Securities and Exchange Commission on February 3, 2011.

A.	Fortress Partners Securities LLC
(a)	Amount beneficially owned: 751,986
(b)	Percent of class: 2.99%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 751,986
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 751,986

B.	Fortress Partners Fund LP
(a)	Amount beneficially owned: 751,986
(b)	Percent of class: 2.99%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 751,986
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 751,986

C.	Fortress Partners GP LLC
(a)	Amount beneficially owned: 751,986
(b)	Percent of class: 2.99%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 751,986
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 751,986

D.	Fortress Principal Investment Holdings IV LLC
(a)	Amount beneficially owned: 751,986
(b)	Percent of class: 2.99%
(c	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 751,986
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 751,986

E.	Fortress Partners Offshore Securities LLC
(a	Amount beneficially owned: 264,939
(b)	Percent of class: 1.05%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 264,939
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 264,939

F.	Fortress Partners Master Fund L.P.
(a)	Amount beneficially owned: 264,939
(b)	Percent of class: 1.05%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 264,939
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 264,939

G.	Fortress Partners Offshore Master GP LLC
(a)	Amount beneficially owned: 264,939
(b)	Percent of class: 1.05%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 264,939
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 264,939

H.	Fortress Partners Advisors LLC
(a)	Amount beneficially owned: 1,016,925
(b)	Percent of class: 4.05%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,016,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,016,925

I.	Fortress Investment Holdings II LLC
(a)	Amount beneficially owned: 1,016,925
(b)	Percent of class: 4.05%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,016,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,016,925

J.	Fortress Operating Entity I LP
(a)	Amount beneficially owned: 1,016,925
(b)	Percent of class: 4.05%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,016,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,016,925

K.	FIG Corp.
(a)	Amount beneficially owned: 1,016,925
(b)	Percent of class: 4.05%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,016,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,016,925

L.	Fortress Investment Group LLC
(a)	Amount beneficially owned: 1,016,925
(b)	Percent of class: 4.05%
(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,016,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,016,925

Item 5.	Ownership of Five Percent or Less of a Class.

The statement is being filed to report the fact that as of the date hereof, each Reporting Person has ceased to be the beneficial owner of more than five percent of the Ordinary Shares.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS PARTNERS SECURITIES LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS PARTNERS FUND LP

BY:	FORTRESS PARTNERS GP LLC its general partner

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS PARTNERS GP LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS PARTNERS OFFSHORE SECURITIES LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS PARTNERS MASTER FUND L.P.

BY:	FORTRESS PARTNERS OFFSHORE MASTER GP LLC its general partner

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS PARTNERS OFFSHORE MASTER GP LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS PARTNERS ADVISORS LLC

By:	/s/ Glenn Cummins
	Name:	Glenn Cummins
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

Fortress Investment Holdings II LLC

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS OPERATING ENTITY I LP

BY:	FIG CORP. its general partner

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FIG CORP.

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

FORTRESS INVESTMENT GROUP LLC

By:	/s/ Michael J. Cohn
	Name:	Michael J. Cohn
	Title:	Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
1	Identification of Relevant Subsidiaries